EXHIBIT 99.1

CONTACT:	J.D. McGraw, President & COO
Nova Energy Holding, Inc.
+1 713 869 6682
or
Michelle Clark
Halliburton Investor Relations
+1 972 458 8000

Nova Secures Land to Build First Wholly Owned Biodiesel Refinery

Kaluzny Brothers Affiliate to Invest in Refinery

HOUSTON, TX — June 28, 2006 — Nova Energy Holding, Inc. (OTC: NVAO) announced today that one of its subsidiaries has signed real estate purchase and feedstock supply agreements for its first wholly owned biorefinery, which will be located in Seneca, Illinois. These agreements mark the first step in Nova’s strategic plan to build and operate biodiesel refineries for its own account.

“The site for our first biorefinery makes perfect sense, because it has excellent truck, barge and rail access,” said Kenneth Hern, Nova’s Chairman and CEO. “We are extremely pleased to have land and feedstock contracts on the table for Nova’s first biodiesel plant. We are also honored to have the opportunity to partner with the Kaluzny Brothers, who are showing tremendous confidence in our proprietary, multi-feedstock technology.”

The feedstock supply agreement with Lipid Logistics, LLC, an affiliate of Kaluzny Brothers, Inc., will provide for all the feedstock requirements of the proposed 60 million gallon per year facility. The real estate purchase agreement provides for the purchase of 54 acres in the Shipyard Industrial Park of Seneca, Illinois near Chicago and gives Nova a sixty day inspection period, which may be extended. The real estate purchase agreement is subject to customary closing conditions.

In addition, KBI Energy, another Kaluzny Brothers affiliate, has agreed to provide $4 million in project equity financing for the proposed Seneca refinery. The investment is expected to close in mid-July.

“We have partnered with Nova Energy because their proprietary technology offers a competitive advantage in the marketplace,” said David Kaluzny II, Kaluzny Brothers’ Vice-President. “After careful study of the different technologies available in refining biodiesel fuel, we believe Nova Energy is the only company that can meet and exceed the biodiesel quality standards necessary to instill confidence in fuel distributors and OEM manufacturers.”

About Nova Energy Holding, Inc.

Nova Energy Holding, Inc. is currently the trade name for Nova Oil, Inc. and the company intends to change its name in the near future. Nova is an energy company in the business of synthesizing and distributing renewable fuel products and related co-products. Nova’s initial focus will be to construct and operate two to four biodiesel refineries with production capacity of between 120 to 240 million gallons of biodiesel fuel on an annual basis. Nova’s business strategy for the next three years includes the construction of up to seven biodiesel refineries with production capacities ranging from 20 to 60 million gallons per year. All of Nova’s refineries will use its proprietary, patented process technology, which enables the use of a broader range of lower cost feed stocks. More information on Nova Energy can be found at www.novaenergyholding.com.

About Lipid Logistics and KBI Energy

Lipid Logistics and KBI Energy are affiliates of Kaluzny Brothers, Inc., based in Joliet, Illinois. Kaluzny Brothers is a leading supplier of rendering services and sales of finished rendered products in the Mid-West. Kaluzny

Brothers is a member of the National Renderers Association, the Fats and Proteins Research Foundation, the Animal Protein Producers Industry, the Global Recycling Network and the Three Rivers Manufacturers’ Association. David Kaluzny II is the President of the National Renderers Association and a member of the Board of Directors of the Fats and Proteins Research Foundation.

Forward Looking Statements

This news release contains forward-looking statements, including statements regarding Nova’s plans, goals, strategies, intent, beliefs or current expectations. These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished. Readers are urged to carefully review and consider the various risk factors disclosed by Nova in its reports filed with the Securities and Exchange Commission, including Nova’s Current Report on Form 8-K filed on April 3, 2006 and its Quarterly Report on Form 10-Q filed on June 15, 2006, which describes the risks and factors that may affect Nova’s business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, Nova’s actual results may vary materially from those expected or projected in this release or in Nova’s other filings.